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                                                                    Exhibit 23.3


[Snodgrass Letterhead]


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Prospectus which is part of the Registration Statement on Form S-3 (File No. 333-64127) and in the Joint Proxy Statement/Prospectus which is part of the Registration Statement on Form S-4 (Registration No. 333-63533) of Sky Financial Group, Inc. (formerly Citizens Bancshares, Inc.) which incorporates by reference our report dated January 16, 1998 (relating to the consolidated financial statements of Century Financial Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997) and appears in this current report on Form 8-K of Sky Financial Group, Inc. dated October 15, 1998.

We also consent to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.



/s/ S.R. Snodgrass, A.C.

Wexford, PA
October 13, 1998